Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of October, 2010, by and between Trump Entertainment Resorts, Inc. and Trump Entertainment Resorts Holdings, L.P. (together, the “Company”) and David R. Hughes (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to serve as an employee of the Company, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.           Employment.  The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment, in accordance with the terms, conditions and provisions of this Agreement.  The Executive’s employment hereunder shall commence on the Monday following his last day of employment with his current employer (but not later than the 90th calendar day after the date of this Agreement); provided, however, that commencement of the Executive’s employment hereunder shall be conditioned on the receipt by the Executive of the required regulatory approvals from the State of New Jersey.  The date upon which the Executive’s employment commences in accordance with the preceding sentence is referred to herein as the “Commencement Date.”  The Executive shall advise the Company in writing as soon as the Commencement Date has been determined. The Executive’s employment may be terminated by either the Executive or the Company at any time and for any reason, in accordance with the provisions of this Agreement.

2.           Position, Duties and Responsibilities.  While employed by the Company under this Agreement, the Executive shall serve as Chief Financial Officer (“CFO”) of the Company and its subsidiaries and shall report to and be subject to the direction of the Chief Executive Officer of the Company (“CEO”) and the Board of Directors of the Company (the “Board”).  The Executive shall have the appropriate authority, duties and responsibilities attendant to his position and as may be further reasonably assigned by the Board and/or the CEO.  The Executive shall fulfill his duties and responsibilities with that degree of skill and diligence appropriate for a senior executive of a public company and in a manner consistent with applicable laws, rules and regulations.  The Executive agrees to use his best efforts to carry out his duties and responsibilities and, consistent with the other provisions of this Agreement, to devote substantially all of his business time, attention and energy thereto.  The foregoing shall not be construed as preventing the Executive from, to the extent such activities do not involve a conflict of interest with the interests of the Company and provided that in each case, and in the aggregate, such other service does not materially interfere with the Executive’s duties hereunder, (i) serving on committees or boards of professional, charitable, educational, religious or similar types of organizations; (ii) engaging in personal investment activities for himself and his family, provided that such investment is not in an entity which competes with the Company; (iii) purchasing or otherwise acquiring up to three percent (3%) of any class of securities of any publicly traded corporation; provided, however, that the Executive may not otherwise participate in the activities of such corporation; and (iv) engaging in charitable and civic activities.

3.           Place of Performance.  The Executive’s principal place of employment shall be at the Company’s headquarters in Atlantic City, New Jersey.  The Executive shall undertake such domestic and international travel as may from time to time be necessary to fulfill the Executive’s duties hereunder.

4.           Compensation.  As full compensation for the Executive’s performance of his duties and responsibilities hereunder, while employed pursuant to this Agreement, the Company shall pay the compensation and provide the benefits set forth below:

4.1.           Base Salary.  The Company shall pay the Executive a base salary (“Base Salary”) at the annual rate of $525,000 payable in accordance with the Company’s customary payroll practice.  The compensation committee of the Board (the “Compensation Committee”) shall review the Executive’s performance and Base Salary from time to time, but no less than annually, in accordance with the Company’s regular administrative practices and may, in its sole discretion, adjust the Executive’s salary rate.  To the extent the Compensation Committee determines to so adjust the Executive’s salary rate, and provided the Executive’s performance is satisfactory, it is expected that any such salary adjustment shall equal or exceed the percentage of change in the consumer price index for such period.  Any such adjusted salary shall be and become the “Base Salary” for purposes of this Agreement.  Base Salary shall not be reduced at any time (including after any increase) below the initial Base Salary (i.e., not below $525,000 per annum).

4.2.           Annual Performance Bonus.  Subject to the following provisions of this Section 4.2, the Executive shall be eligible for an annual cash performance bonus (“Annual Bonus”) in respect of each complete calendar year of the Company, beginning with the 2011 calendar year, with a minimum target bonus equal to fifty percent (50%) of Base Salary and a maximum bonus equal to one hundred percent (100%) of Base Salary, provided that the Executive remains actively employed on the date of payment (except as otherwise provided in this Agreement) and satisfies the performance criteria and objectives discussed below.  The Annual Bonus shall have two (2) components, as follows:  (i) fifty percent (50%) of the Annual Bonus shall be subject to the successful achievement of the Performance Objectives (as defined below) for the calendar year to which the Annual Bonus relates and (ii) fifty percent (50%) of the Annual Bonus shall be awarded by the Compensation Committee based upon the Compensation Committee’s evaluation of the overall performance of the Company and/or the Executive, in its sole discretion.  No later than ninety (90) days after the beginning of the calendar year to which such Annual Bonus relates, the Compensation Committee shall, in consultation with the Executive, establish objective performance criteria for the Company and/or the Executive (the “Performance Objectives”).  Each Annual Bonus, if earned, shall be payable promptly following a determination by the Compensation Committee that the applicable Performance Objectives have been satisfied and at the time the Company generally pays performance bonuses to other senior executives, but in no event later than the March 15th following the end of the calendar year to which such Annual Bonus relates unless the delay in payment past March 15th would not cause the Annual Bonus to be deferred compensation under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the regulations thereunder (“Section 409A”).  Any determination as to whether the Performance Objectives have been achieved with respect to any year shall be made by the Compensation Committee in its sole discretion.  Notwithstanding the foregoing, the Executive shall be entitled to an Annual Bonus for the 2011 calendar year equal to an amount not less than thirty-five percent (35%) of the Executive’s annual Base Salary in effect for the 2011 calendar year, which Annual Bonus shall be payable in 2012 at the time the Company generally pays performance bonuses to other senior executives.

4.3.           Incentive Awards.

(a)           Initial Incentive Award.  On the Commencement Date, the Executive shall be granted an initial equity and equity-based award consisting of 89,288 shares of restricted stock of the Company (the “Performance Restricted Stock Award”) and 44,644 restricted stock units (the “Service RSU Award” and, together with the Performance Restricted Stock Award, the “Initial Equity-Based Award”).  The Initial Equity-Based Award shall be conditioned on the Executive and the Company executing an award agreement(s), to be prepared by the Company, in form and substance reasonably satisfactory to both parties, consistent with the terms herein, and which will provide for, among other things, accelerated vesting in the event of a change in control of the Company or otherwise at the election of the Board.

(i)           Service RSU Award.  Each restricted stock unit included in the Service RSU Award shall represent an unfunded and unsecured promise of the Company to deliver, subject to the terms of this Agreement and the applicable award agreement, a share of common stock of the Company or cash equal to the fair market value of a share of common stock of the Company on the Delivery Date (as defined below).  The Service RSU Award shall vest as follows:  fifty percent (50%) (i.e., 22,322 restricted stock units) shall vest on the Commencement Date and fifty percent (50%) shall vest on the first anniversary of the Commencement Date; provided that, except as otherwise provided in Section 5.4, as a condition of such vesting on the first anniversary, the Executive must remain continuously employed by the Company from the Commencement Date through the vesting date.  For purposes of this Section, “Delivery Date” shall mean the second anniversary of the Commencement Date.

(ii)           Performance Restricted Stock Award.  The Performance Restricted Stock Award shall vest in four (4) installments of 22,322 shares each, on the March 15th following each of the calendar years 2011, 2012, 2013 and 2014 (each such calendar year, a “Performance Period”), provided that, except as otherwise provided in Section 5.4, as a condition of vesting of any particular installment of the Performance Restricted Stock Award, the Executive must remain continuously employed by the Company from the Commencement Date through the end of the relevant Performance Period and the Performance Objectives for the Performance Period at the minimum fifty percent (50%) target level under Section 4.2, above, must have been achieved.

(b)           Subsequent Incentive Awards.  The Executive will be considered for additional equity or equity-based awards in the future by the Board or the Compensation Committee, in their sole discretion.

4.4.           Reimbursement of Expenses.  The Executive shall be entitled to reimbursement for reasonable out-of-pocket business expenses incurred in the performance of his duties hereunder, in accordance with the Company’s expense reimbursement policies then applicable to senior executives of the Company, against appropriate vouchers or other receipts.  Reimbursements pursuant to this Section 4.4 shall be made as soon as practicable and in no event later than the December 31st of the year following the year in which the expense was incurred.

4.5.           Vacation, Sick Leave and Holidays.  The Executive shall be entitled in each calendar year to four (4) weeks of paid vacation time and any portion of the Executive’s allowable vacation time not used during the calendar year shall be subject to the Company’s policies regarding carryover vacation.  The Executive shall be entitled to holiday and sick leave in accordance with the Company’s holiday and other pay for time not worked policies.

4.6.           Life Insurance and Other Benefits.  Subject to the Executive submitting to a physical exam, during the term of the Executive’s employment, the Company shall pay the reasonable premiums for a term life insurance policy on the Executive, with the Executive having the right to name the beneficiary(ies) thereof.  Such term life insurance policy shall be for an amount that is at least two (2) times the Executive’s initial Base Salary.  The Executive shall be eligible to participate in all employee benefit plans and programs of the Company, including health and retirement plans, that may be in effect from time to time for senior executives generally.  Consistent with the foregoing, the Company shall have the right to modify, amend, add or eliminate any of these benefits and programs (other than the term life insurance described above) in its sole discretion, subject to applicable law and the documents governing such programs.

4.7.           Relocation Benefits.

(a)           The Executive shall relocate his principal residence to within a reasonable commuting distance of Atlantic City, New Jersey as soon as practical after the Commencement Date.  The Company shall reimburse the Executive for the actual and reasonable out-of-pocket expense (i) of moving the Executive’s family and household goods and cars to the Atlantic City, New Jersey vicinity, including hiring a professional moving company of the Executive’s choosing to pack and ship such belongings, and (ii) of storage of the Executive’s household goods and cars in the event the Executive’s residence in the Presto, Pennsylvania vicinity is sold prior to his purchase of a residence in the Atlantic City, New Jersey vicinity.  The Executive shall not treat any amount paid by him and reimbursed by the Company pursuant to this Section 4.7(a) as deductible moving expenses on any tax return filed by the Executive and to the extent permitted by applicable law, the Company shall report the amounts so reimbursed to the Executive as a moving expense reimbursement excludable from the Executive’s taxable income in Box 12 (using Code “P”) on the Executive’s Form W-2 (or any equivalent box or code of any successor form).  Furthermore, in the event the Executive relocates to Atlantic City, New Jersey prior to purchasing or being able to move into a permanent residence in the Atlantic City, New Jersey vicinity, the Company shall make available to the Executive (for use by him and his immediate family) suitable temporary housing at or in the vicinity of one of the Company’s resort/casino properties for up to three (3) months at no cost to the Executive.  To the extent the benefits provided for in this Section 4.7(a) would be subject to income taxes to the Executive, the Company shall pay the Executive an amount equal to the federal income, state income and employment taxes imposed on such benefits (and on any such gross-up payment), so that the net amount received by the Executive pursuant to this Section 4.7(a) shall equal the amount the Executive would have received had such benefits not been subject to such federal income, state income or employment taxes.  Any reimbursements under this Section 4.7(a) shall be made as soon as practicable but no later than the December 31st of the year following the year they are incurred and the gross-up payment (if any) shall be made to the Executive no later than the end of the calendar year following the year in which the taxes were remitted to the relevant taxing authorities.

(b)           The Company shall reimburse the Executive for the actual and reasonable brokerage fees and/or appraisal fees incurred by him in connection with the sale of his Presto, Pennsylvania residence.  In addition, the Company shall pay the Executive an amount (the “Brokerage/Appraisal Fees Gross Up Amount”) equal to the federal income, state income and employment taxes imposed on the reimbursement described in the preceding sentence (and on any such gross-up payment), so that the net amount received by the Executive pursuant to the preceding sentence and this sentence shall equal the amount the Executive would have received had the reimbursement described in the preceding sentence not been subject to such federal income, state income or employment taxes.  Notwithstanding the foregoing, if the Executive resigns from his employment with the Company without Good Reason (as defined below) prior to the first anniversary of the Commencement Date, the Executive shall immediately repay any such reimbursed amounts and the Brokerage/Appraisal Fees Gross Up Amount to the Company.  Any reimbursement under this Section 4.7(b) shall be made as soon as practicable but no later than the December 31st of the year following the year incurred and the gross up payment (if any) shall be made to the Executive no later than the end of the calendar year following the year in which the taxes were remitted to the relevant taxing authorities.

5.           Termination.  The Executive’s employment may be terminated at any time in accordance with, and subject to, the terms and conditions set forth below.

5.1.           Termination by the Company.

(a)           Without Cause.  The Company may terminate the Executive’s employment at any time without Cause (as such term is defined in subsection (b) below), effective thirty (30) days after delivery of written notice to the Executive, in accordance with Section 5.6.  Any such termination shall not be deemed a breach of the Agreement.  The Company, in its sole discretion, may elect to pay the Executive his pro rata Base Salary for thirty (30) days in lieu of any such notice of termination hereunder.

(b)           With Cause.  The Company may terminate the Executive’s employment at any time for Cause, effective immediately upon delivery of written notice to the Executive, in accordance with Section 5.6.  Any such termination shall not be deemed a breach of the Agreement.  As used herein, the term “Cause” shall mean:

(i)	the Executive’s material failure to substantially perform the Executive’s responsibilities under this Agreement;

(ii)	the Executive’s engagement in fraud, embezzlement, breach of fiduciary duty, misappropriation of funds or dishonesty;

(iii)	the Executive having engaged in conduct that is materially and demonstrably injurious or causes financial or reputational harm to the Company;

(iv)
the Executive’s habitual use of controlled substances (not legally prescribed by a physician) or the use of alcohol that, in the reasonable discretion of the Board, interferes with the performance of the Executive’s duties;

(v)
the Executive having committed, or having been charged with or plead guilty or nolo contendere to, an act that constitutes a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or subdivision thereof;

(vi)
the Executive’s engaging in activity that the Board determines in its reasonable discretion (x) would result in the suspension or revocation of any gaming license or permit held by the Executive or by the Company or any of its subsidiaries or (y) violates any applicable statues and/or regulations regarding prohibited relationship with gaming companies;

(vii)
the Executive failing to obtain any required license, registration or qualification with any federal, state and/or local governmental or gaming authority having jurisdiction over the business of the Company in any jurisdiction in which the Company conducts business (“Gaming Authority”), or any such license, registration or qualification expiring and not being renewed or being revoked; or

(viii)	the Executive having breached in any material respect the provisions of this Agreement;

provided, however, that if such termination is based on any event set forth in clauses (i) or (viii), above, the Executive shall have thirty (30) days after receipt of the notice of termination in which to cure the failure, breach or infraction described in the notice of termination, as determined by the Board.  If the failure, breach or infraction is timely cured by the Executive as determined by the Board, the notice of termination shall become null and void.

5.2.           Termination by the Executive.

(a)           Voluntarily.  The Executive may terminate his employment at any time, effective upon thirty (30) days advance written notice to the Company, in accordance with Section 5.6.  Any such termination shall not be deemed a breach of the Agreement.

(b)           For Good Reason.  The Executive may terminate his employment for Good Reason, effective upon thirty (30) days advance written notice to the Company, in accordance with Section 5.6; provided, however, that Good Reason shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice, in accordance with Section 5.6.  During such thirty (30) day notice period, the Company shall have a cure right (if curable), and the Executive’s termination for Good Reason will be effective upon expiration of such cure period only if not cured within such period.  Any such termination shall not be deemed a breach of the Agreement.  As used herein, the term “Good Reason” shall mean, in the absence of a written consent of the Executive (which may be withheld for any reason or for no reason):

(i)           a material diminution in the Executive’s authority, duties or responsibilities;

(ii)           the relocation of the Executive’s principal office to a location outside a fifty (50) mile radius from Atlantic City, New Jersey; provided that the Company may require the Executive to travel on business as long as such travel is reasonable or necessary; or

(iii)           a breach by the Company of any material provision of this Agreement;

provided, however, that the Company shall have thirty (30) days after receipt of the Executive’s notice of termination in which to cure the failure, breach or infraction described in the notice of termination.  If the failure, breach or infraction is timely cured by the Company, the notice of termination shall become null and void.

5.3.           Termination for Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death.  The Company may terminate the Executive’s employment hereunder for Disability.  “Disability” shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental disability for a period of ninety (90) consecutive days or one hundred eighty (180) days, whether or not consecutive, during any twelve (12) month period.

5.4.           Payments Due Upon Termination.

(a)           Generally.  Upon any termination of employment, the Executive shall be entitled to receive any amounts due for (i) Base Salary earned or accrued through the Executive’s date of termination of employment, prorated on a daily basis, (ii) reimbursement for reasonable and necessary business expenses incurred by the Executive through the Executive’s date of termination of employment, subject to the Company’s then current policy regarding expense reimbursements, (iii) payment for any accrued, unused vacation or other paid time off through the Executive’s date of termination, subject to the Company’s then current policy regarding payment for accrued vacation and (iv) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company (collectively, the “Accrued Benefits”).

(b)           By the Company For Cause; By the Executive Without Good Reason; Death; Disability.  If the Company terminates the Executive’s employment for Cause, the Executive resigns without Good Reason or the Executive’s employment is terminated on account of the Executive’s death or Disability, the Executive (or his heirs or estate, as applicable) shall only be entitled to receive the Accrued Benefits and the Company shall have no further obligation to the Executive.

(c)           By the Company Other Than for Cause; By the Executive With Good Reason.  If the Company terminates the Executive’s employment without Cause (and not on account of the Executive’s death or Disability) or the Executive resigns from employment with the Company with Good Reason, except under the circumstances described in Section 5.4(d), in addition to the Accrued Benefits, the Executive shall be entitled to (i) any Annual Bonus determined or earned (and not determined) but not yet paid for any calendar year completed prior to the date of the Executive’s termination of employment, payable at the time the Company generally pays performance bonuses to senior executives of the Company, (ii) continuation of Base Salary for a twelve (12) month period (and without mitigation for subsequent employment with another employer, provided such employment is not in violation of Section 6 of this Agreement), in accordance with the Company’s payroll practices, beginning sixty (60) days following the Executive’s date of termination (the “Payment Date”), (iii) for a twelve (12) month period following the Executive’s date of termination, at the election of the Company, either (x) reimbursement for premiums paid by the Executive for COBRA medical benefit continuation coverage for the Executive (and, if applicable, his spouse and eligible dependents) under the Company’s health insurance plan, net of the portion of such premiums that the Company’s senior executives are paying, or (y) health insurance benefits for the Executive (and, if applicable, his spouse and eligible dependents) under an individual health insurance policy to be purchased by the Executive with benefits comparable to the health benefits provided to the Company’s senior executives generally and with Company reimbursement of premiums so that the Executive’s net cost for premiums, if any, is not more than the cost of premiums that the Company’s senior executives are paying, provided the Executive continues to pay that portion of the insurance premiums that are his responsibility, (iv) accelerated vesting of any outstanding and unvested portion of the Service RSU Award, (v) any other equity or equity-based awards that are not vested as of the Executive’s date of termination but would become vested within six (6) months from the date of the Executive’s date of termination shall continue to vest during such six (6) month period and all other equity awards that are not vested on the Executive’s date of termination shall automatically terminate and be forfeited, and (vi) if notice of such termination without Cause or resignation with Good Reason is given after June 30 of any calendar year, provided that the Performance Objectives for the year of termination are achieved, a pro rata portion of the 50% component of the Annual Bonus for the year of termination that is based on achievement of such Performance Objectives (as described in clause (i) of the second sentence of Section 4.2), payable at the time the Company generally pays performance bonuses to senior executives of the Company for such calendar year.  The benefits provided and the amounts payable to the Executive pursuant to Section 5.4(c)(i) through (vi) are referred to herein as “Severance”.

(d)           By the Company Other than for Cause Following a Change in Control; By the Executive With Good Reason Following a Change in Control.  Notwithstanding the foregoing, if the Company terminates the Executive’s employment without Cause (and not on account of the Executive’s death or Disability) or the Executive resigns from employment with the Company with Good Reason, all within twelve (12) months following a “Change in Control” (as defined below), in addition to the Accrued Benefits and in lieu of Severance, the Executive shall be entitled to (i) any Annual Bonus determined or earned (and not determined) but not yet paid for any calendar year completed prior to the date of the Executive’s termination of employment, payable at the time the Company generally pays performance bonuses to senior executives of the Company, (ii) a lump sum payment on the Payment Date equal to two (2) times his annual Base Salary, (iii) for a twelve (12) month period following the Executive’s date of termination, at the election of the Company, either (x) reimbursement for premiums paid by the Executive for COBRA medical benefit continuation coverage for the Executive (and, if applicable, his spouse and eligible dependents) under the Company’s health insurance plan, net of the portion of such premiums that the Company’s senior executives are paying, or (y) health insurance benefits for the Executive (and, if applicable, his spouse and eligible dependents) under an individual health insurance policy to be purchased by the Executive with benefits comparable to the health benefits provided to the Company’s senior executives generally and with Company reimbursement of premiums so that the Executive’s net cost for premiums, if any, is not more than the cost of premiums that the Company’s senior executives are paying, provided the Executive continues to pay that portion of the insurance premiums that are his responsibility, (iv) accelerated vesting of any outstanding and unvested equity or equity-based awards, and (v) if notice of such termination without Cause or resignation with Good Reason is given after June 30 of any calendar year, provided that the Performance Objectives for the year of termination are achieved, a pro rata portion of the 50% component of the Annual Bonus for the year of termination that is based on achievement of such Performance Objectives (as described in clause (i) of the second sentence of Section 4.2), payable at the time the Company generally pays performance bonuses to senior executives of the Company for such calendar year.    The benefits provided and the amounts payable to the Executive pursuant to Section 5.4(d)(i) through (v) are referred to herein as “Change in Control Severance”.

For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition, by any person, entity or group, within the meaning of Regulation Section 1.409A-3(i)(5)(v)(B), (excluding, for this purpose, the Excluded Entities (defined below)) of ownership, of fifty percent (50%) or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) during any period of twelve (12) consecutive months (not including any period prior to the Commencement Date), individuals who at the beginning of such period constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board. Notwithstanding the above, an event shall not constitute a Change in Control unless it would be a change in control within the meaning of Section 409A and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion.

For purposes of this Agreement, “Excluded Entities” means (i) the Company or its affiliates or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (ii) each of the individuals and entities holding (alone or together with their affiliates) over twenty percent (20%) of the common stock of the Company on the Commencement Date.

(e)           Release.  Notwithstanding the foregoing, the Company shall not be required to make the payments or provide the benefits under Section 5.4(c) or (d) (other than the Accrued Benefits), unless (i) the Executive has, prior to the Payment Date, executed and delivered to the Company an effective and irrevocable release (prepared by the Company and in the form then used by the Company for executive employees generally) (the “Release”) that waives and releases the Company, its affiliates and their stockholders, officers, directors, agents, benefit plan trustees and employees from any and all claims relating to the Executive’s employment by the Company (and services for its subsidiaries), whether known or unknown, and regardless of type, cause or nature, which such Release shall be provided by the Company to the Executive no later than ten (10) days following the Executive’s date of termination of employment and (ii) the Executive agrees to provide consulting services at no additional cost to the Company for a reasonable period of time up to twelve (12) months following the Executive’s date of termination of employment.  If the Executive breaches any obligations under Section 6 of this Agreement, without limiting any other rights the Company may have, the Company’s obligation to pay, and the Executive’s right to receive, Severance or Change in Control Severance, as applicable, shall immediately terminate.

5.5.           Resignation from Company Offices.  In the event of the Executive’s termination of employment for any reason, the Executive shall promptly resign and shall be deemed to have resigned immediately from any and all directorships, offices, committee memberships and other positions with, on behalf of, or relating to the Company or any of its affiliates or benefit plans, effective as of the date of the Executive’s termination of employment with the Company.

5.6.           Notice of Termination.  Any termination of the Executive’s employment shall be communicated by a written notice of termination delivered within the time period specified in the applicable subsection of this Section.  The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

5.7.           No Other Rights. For any termination, the Executive's sole rights and remedies are set forth in this Section 5 and the Executive shall have no other rights or remedies or claims of any kind other than for benefits, including retirement benefits, under any Company sponsored employee benefit plans or other compensation arrangement in which the Executive participates in accordance with the terms of those plans.

6.           Covenants.

6.1.           Confidentiality.  The Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and its affiliates, stockholders, lenders, advisors and other representatives or their respective clients and customers, and that such information constitutes valuable, special and unique property of such parties (including but not limited to Company proprietary information, technical data, trade secrets, customer lists and customers, marketing materials, financials or other business information disclosed to him by the Company and its affiliates either directly or indirectly in writing, orally or by drawings or observation, together with all notes, analysis compilations, studies, summaries, data, interpretations, documents and other materials which contain, reflect or are generated or otherwise derived from such information) (collectively, the “Confidential Information”).  The Executive agrees that he will not, for any reason or purpose whatsoever, during or after his employment hereunder, use or disclose any of such Confidential Information to any party, and that the Executive will keep inviolate and secret all Confidential Information or knowledge which he has access to by virtue of his employment with the Company, except as otherwise may be necessary in the ordinary course of performing the Executive’s duties under the Agreement. “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties or (ii) made legitimately available to the Executive, other than in the Executive’s capacity as an employee of the Company, by a third party without breach of any confidentiality obligations.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such demand for disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing the Company with prior written notice and (iii) with the prior written consent of the Company.

6.2.           Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive's employment with the Company, and arising from or relating to such employment or the business of the Company or its affiliates (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or otherwise).  The Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Company or thereafter with respect to any Developments.

6.3.           Non-Compete.  During the Executive’s employment by the Company and for twelve (12) months from the Executive’s date of termination, the Executive shall not, except with the prior written consent of the Company, directly or indirectly, compete with the business of the Company by becoming an officer, agent, employee, consultant, partner or director of any other corporation, partnership or other entity, or otherwise rendering services to or assisting or holding an interest (except a passive investment interest as a less than three percent (3%) shareholder of a publicly-traded corporation or as a less than five percent (5%) shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below).  “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any of its subsidiaries as of the date the Executive’s employment terminates (or any material or significant business which the Board has approved the Company to pursue as of the date of termination and that the Company or any of its subsidiaries enter into during the following twelve (12) months) within one hundred (100) miles of any principal business location of the Company or its subsidiaries.

6.4.           Non-Solicit.  During the Executive’s employment by the Company and for twelve (12) months from the Executive’s date of termination, the Executive will not, except with the prior written consent of the Company, directly or indirectly, (i) solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within the twelve (12) month period prior to such solicitation or hiring, an employee of the Company or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise; (ii) solicit any person or entity which is then or has been within the twelve (12) month period prior to such solicitation, a client or customer of the Company, to transact with a Competitive Business or to reduce or refrain from doing business with the Company and any of its affiliates; (iii) solicit, encourage or persuade any vendor or supplier of the Company or any of its affiliates to end its business relationship or reduce the level of business with the Company and its affiliates or (iv) interfere with or damage any relationship between the Company or any of its affiliates and their clients, customers, vendors and suppliers.

6.5.           Compliance with Applicable Law.

(a)           In the performance of his duties hereunder, the Executive shall comply with all applicable laws, rules, regulations, and licensing requirements of any Gaming Authority.  In addition, the Executive understands and agrees that this Agreement is subject to the licensing requirements imposed on the Executive by the Gaming Authorities in the various jurisdictions in which the Company conducts business.  The Executive agrees to timely file for and obtain any license, registration or qualification from any Gaming Authority necessary to perform his duties hereunder and the Company shall assist the Executive in securing such licenses, registrations or qualifications.  It is fully understood by and between the parties hereto that licensure, registration and/or qualification of the Executive with any applicable Gaming Authorities, if required, shall be and is a condition that must be met before the Company can proceed with this Agreement.

(b)           Should the Executive’s license, registration, or qualification with any Gaming Authority expire or be revoked during the term of this Agreement, all money which would be due and payable to the Executive for the services he performed in the jurisdiction in which his license, registration, or qualification was revoked or expired will be withheld by the Company until such time as said license, registration, or qualification is reinstated.  The Executive further understands and agrees that, in the event his license, registration, or qualification is not reinstated, the Company shall not be obligated to pay any money due pursuant to this Agreement for the Executive’s services performed in the jurisdiction in which his license, registration, or qualification was revoked or expired and the Company may terminate the Executive’s employment for Cause.

7.           Acknowledgements; Independent Agreements.

7.1.           The Executive acknowledges that (i) he is sophisticated in business and that the covenants contained in Section 6 of this Agreement do not create an undue hardship on him and will not prevent him from earning a livelihood; (ii) the restrictions contained in Section 6 of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and its affiliates given the nature of this Agreement and the position that the Executive will hold within the Company and his interests in the Company; and (iii)  he has had a sufficient period of time within which to review this Agreement, including Section 6 hereof, with an attorney of his choice and he has done so to the extent he desired.

7.2.           It is understood by the parties hereto that the Executive’s obligations and restrictions and remedies set forth in Section 6 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or employed (or continued to employ) him.  The Executive’s obligations and the restrictions and remedies set forth in Section 6 of this hereof are independent agreements and the existence of any claim or claims by him against the Company under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this Agreement.  The Executive’s obligations under Section 6 of this Agreement shall remain in full force and effect notwithstanding the termination of his employment or this Agreement.

8.           Assistance.  The Executive agrees that during and after his employment by the Company, upon the request by the Company, the Executive will assist the Company and its affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against them in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive’s employment or to events or acts occurring during the period of the Executive’s employment by the Company.  The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.  The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or its affiliates with respect to such investigation.  The Company agrees to reimburse the Executive for all of the Executive’s reasonable, documented and out-of-pocket expenses associated with such assistance, including travel expenses and attorneys’ fees.  In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor.  Any services or assistance contemplated in this Section 8 shall be at mutually agreed upon and convenient times.

9.           Document and Property Surrender.  Upon the termination of the Executive’s employment for any reason, the Executive shall immediately surrender and deliver to the Company all documents, correspondence and any other information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing, past or potential customers, that came into the Executive’s possession by any means whatsoever, during the course of employment and shall not retain any copies thereof and shall return all property of the Company, including but not limited to, any computers, cell phones, handheld devices, credit cards, office keys, security passes or identification cards in the Executive’s possession.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (but not the law of conflicts) of the State of New York applicable to contracts made and to be performed entirely within that state.  The Agreement shall be liberally construed to maximize protection of the Company’s rights in confidential information.

11.           Jurisdiction; Waiver of Jury Trial.  The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the State of New York, County of New York, and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself and himself the exclusive jurisdiction of the aforesaid courts for the resolution of any dispute arising under this Agreement and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, and waives any objection to venue laid therein.  TO THE EXTENT PERMITTED BY LAW, THE EXECUTIVE AND THE COMPANY WAIVE ANY AND ALL RIGHTS EITHER OF THEM MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL WITH RESPECT TO ANY MATTERS RELATED TO THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE BENEFITS UNDER THIS AGREEMENT.

12.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  In addition, if any court determines that any part of Sections 5 or 6 hereof is unenforceable, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

13.           Remedies.

13.1.           No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.

13.2.           Except as provided in Section 5.2(b) of this Agreement, no delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13.3.           The Executive acknowledges that a breach or threatened breach of any of the terms set forth in Section 6 of this Agreement shall result in an irreparable and continuing harm to the Company and its affiliates for which there shall be no adequate remedy at law.  The Company shall, without posting a bond, be entitled to specific performance, injunctive relief and such other equitable relief in order to prevent a breach of Section 6 or to enforce its provisions, in addition to all other remedies available at law or equity to the Company.

14.           Section 409A.

14.1.           It is the intention of the Company that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A, to the extent applicable.  Any ambiguity in this Agreement shall be interpreted to comply with the above.  The Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.

14.2.           Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

14.3.           For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Section 409A.

14.4.           Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Company is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Executive’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of (i) the Executive’s death or (ii) the first payroll date following the six (6) month anniversary of the Executive’s date of termination of employment.  If the payment of any amounts under this Agreement are delayed as a result of the previous sentence, on the first payroll date following the end of the six (6) month period, the Company shall pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during such six (6) month period, plus accrued interest on such cumulative amounts at a per annum rate of interest equal to the prime rate for large banks, as published in the Wall Street Journal on the Executive’s date of termination, for the period beginning on (and including) the date of termination through (and excluding) the date of payment.

15.           Section 280G.  Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payments or benefits provided for in this Agreement or otherwise is or would be, if not for this Section 15, subject to excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the payments or benefits provided to the Executive shall be reduced (but not below zero) if and to the extent necessary so that no payments made or benefit to be provided to the Executive under this Agreement or otherwise, shall be subject to the Excise Tax.  If there is a reduction of the payments or benefits, such reduction shall occur in the following order:  (i) any cash Severance or Change in Control Severance payable by reference to the Executive’s Base Salary, (ii) any other cash amount payable to the Executive, (iii) any employee benefit valued as a “parachute payment”  under Section 280G of the Code and (iv) acceleration of vesting of any outstanding equity or equity-based award.  Any determination required under this Section 15 shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive.  For purposes of making any calculation required by this Section 15, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

16.           Agreement; Amendment.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and, from and after the Commencement Date, this Agreement shall supersede any and all prior negotiations, understandings, discussions and agreements or arrangement, whether written or oral, between the parties (and the Executive shall not be eligible for severance benefits under any other plan, program or policy of the Company).  This Agreement cannot be altered, modified, extended, waived or terminated except upon a written instrument signed by the parties hereto.

17.           Miscellaneous.

17.1.           Headings.  The Section headings and other captions contained herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof.

17.2.           Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand, delivered by guaranteed next-day delivery or sent by facsimile or electronic mail (with confirmation of transmission) and receipt or shall be deemed given on the third business day following mail by registered or certified mail, as follows (provided that any notice of change of address, facsimile number or e-mail address shall be deemed given only when received):

If to the Company, to:

Mr. Stephen McCall
Chairman of the Compensation Committee
Trump Entertainment Resorts, Inc.
c/o Blackpoint Equity Partners
25 Bergen Street, #1C
Brooklyn, NY 11201
917-868-0040 (phone)
718-797-1332 (fax)
smccall@blackpointequity.com

with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, N.Y. 10038
Attn: Kristopher Hansen, Esq.
212-806-5400 (phone)
212-806-9056 (fax)

If to the Executive, to:

David R. Hughes
[at his primary residence as shown in the records of the Company]

with a copy (which shall not constitute notice) to:

Levine Staller Attorneys-at-Law
3030 Atlantic Ave.
Atlantic City, N.J. 08401
Attn: John M. Donnelly, Esq.
609-348-1300 (phone)
609-345-2473 (fax)

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

17.3.           Withholding.  All payments and benefits under this Agreement shall be made subject to applicable withholding, and the Company shall withhold from any payments or benefits under this Agreement all federal, state and local income, payroll and excise taxes, as the Company believes it is required to withhold pursuant to any law or governmental rule or regulation.  Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment and benefits received under this Agreement.

17.4.           Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, any one of which shall constitute an original of this Agreement.  When counterparts or facsimile or electronic mail copies have been executed by all parties hereto, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals.  The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Agreement shall not be binding unless and until it shall be fully executed and delivered by all parties hereto.  In the event that this Agreement is executed and delivered by way of facsimile transmission or electronic mail, each party delivering a facsimile or electronic mail counterpart shall promptly deliver an ink-signed original counterpart of the Agreement to the other party by overnight courier service; provided, that the failure of a party to deliver an ink-signed original counterpart shall not in any way effect the validity, enforceability or binding effect of a counterpart executed and delivered by facsimile transmission or electronic mail.

17.5.           Interpretation.  In the event of a dispute over the meaning of this Agreement or any provision thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

17.6.           Assignment.  This Agreement and the rights, interests and benefits hereunder are personal to the Executive and may not be assigned, transferred or pledged in any manner by the Executive.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  The Company may assign its rights and obligations under this Agreement to any affiliate of the Company or any successor (whether direct or indirect) in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor.

17.7.           Survival of Terms.  The provisions of this Agreement shall survive the termination of this Agreement to the extent consistent with, or necessary to carry out, the purposes thereof.

17.8.           Regulatory Compliance.  The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

17.9.           No Limitations.  The Executive represents his employment by the Company hereunder does not conflict with, or breach, any confidentiality, non-competition or other agreement, express or implied, to which he is a party or to which he may be subject.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

TRUMP ENTERTAINMENT RESORTS, INC., ON ITS OWN BEHALF AND AS GENERAL PARTNER OF TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.
By:	/s/ Stephen McCall
Name:	Stephen McCall
Title:	Chairman of the Compensation Committee

EXECUTIVE:

/s/ David R. Hughes
David R. Hughes